Exhibit 99.1
Press Release
For Immediate Release
Contact: Claire S. Bean, Executive Vice President and Chief Financial Officer
1-508-520-8002
Benjamin Franklin Bancorp Reports Results for Fourth Quarter of 2007; Declares
Quarterly Dividend
FRANKLIN, MASSACHUSETTS (January 24, 2008): Benjamin Franklin Bancorp, Inc.
(the “Company” or “Benjamin Franklin”) (Nasdaq: BFBC), the bank holding company for Benjamin Franklin Bank (the “Bank”), today reported net income of $1.2 million, or $.15 per share (basic and diluted), for the quarter ended December 31, 2007. In the comparable 2006 quarter, the Company earned $1.0 million or $.13 per share (basic and diluted). For the year ended December 31, 2007, the Company earned $3.6 million, or $.47 per diluted share ($.48 per basic share) compared to $4.7 million, or $.60 per share (basic and diluted) for the 2006 year.
The Company also today announced that its Board of Directors declared a quarterly cash dividend of $.06 per common share. This dividend will be payable on February 21, 2008 to stockholders of record as of February 7, 2008.
Thomas R. Venables, President and CEO, noted: “In 2007 we made steady progress toward our goal of growing our core businesses. Our earnings reflect this progress, increasing in each of the second, third and fourth quarters of 2007, driven by strong growth in commercial loans and core deposits. Our industry will undoubtedly face some degree of challenge should a significant economic slowdown materialize in 2008, but we believe we are well-positioned as we enter the new year, with a strong balance sheet that exhibits excellent asset quality.”
The Company’s commercial loan growth in 2007 amounted to $54.4 million, an increase of 16.5% compared to year end 2006. This growth was focused in commercial business loans (up $58.2 million or 57.6%) and commercial real estate loans (up $9.3 million or 5.9%). Offsetting this, in part, is a decline in the Bank’s construction loan portfolio, which has decreased by $13.1 million or 19.0% since December 31, 2006. In mid-2006 the Company made a decision to reduce its construction loan exposure, by considering fewer transactions and tightening underwriting standards. Residential mortgage loans outstanding (excluding loans held for sale) decreased by $24.3 million or 11.4% during 2007, as most new residential loan originations were sold in the secondary market. More recently, spreads have widened for residential fixed and adjustable loans, and as a result the Company currently intends to hold much of its production in portfolio. This is expected to increase net interest income over time, but will have the more immediate effect of reducing gains realized on loans sold.

The Bank’s focus on attracting and retaining core deposit accounts has produced favorable results in 2007. As of December 31, 2007, core accounts (savings, money market, demand and NOW accounts) increased in the aggregate by $29.6 million, or 9.1%, compared to year end 2006, fueled by two new branch locations in the past 18 months, increased sales resources and new product offerings. Core deposit growth was offset by a $45.4 million, or 14.7%, decrease in time deposits during the year, as the Bank cut back its premium-rate promotional certificate offerings.
The Company’s borrowed funds increased by $6.3 million, or 4.0%, to a total of $165.3 million at December 31, 2007, compared to December 31, 2006. This increase is net of the repayment of $9.0 million in subordinated debt (trust preferred securities) on November 15, 2007.
During the fourth quarter of 2007, the Company repurchased 115,690 shares of its common stock at an average price of $14.20 per share. On October 29, 2007 the Company completed repurchases under its November, 2006 repurchase plan, repurchasing a total of 412,490 shares in 2007 at an average price of $14.28. On November 29, 2007 the Company’s Board authorized a second repurchase plan, permitting the repurchase of up to a maximum of 394,200 shares. To date, 101,200 shares have been repurchased under the second plan, at an average price of $13.23.
The ratio of non-performing assets to total assets at December 31, 2007 was 0.18%, compared to 0.38% at the prior quarter-end and 0.17% at year end 2006. The allowance for loan losses as a percent of loans was .94% at December 31, 2007, compared to .92% at December 31, 2006. Despite declines in sales activity and sales prices within the Bank’s market area for single family homes in 2007, we have not seen signs that this softening in the real estate markets is affecting the Bank’s residential loan portfolio. Loan portfolio delinquency has declined to 0.71% of total loans at December 31, 2007 from 1.78% at year end 2006. The Bank has not originated and does not own any sub-prime residential mortgage loans. The Bank’s portfolio of mortgage-backed securities was originated by government-sponsored enterprises, such as Fannie Mae, and is not collateralized by any sub-prime loans.
Net interest income increased by $455,000 or 8.2% in the fourth quarter of 2007 compared to the comparable 2006 period. This increase is due primarily to the widening of the Bank’s net interest margin (“NIM”), which increased to 3.04% in the 2007 fourth quarter from 2.80% in the fourth quarter of 2006. A 32 bp increase in yield on the Bank’s loan portfolio is responsible for much of the NIM increase, as loan assets were shifted from lower-yielding residential mortgage loans to commercial loans. While loan and securities yields have increased over the past year, the cost of interest-bearing liabilities has remained relatively stable (increasing by 3 bp comparing the fourth quarter of 2007 to that of 2006). The Bank’s cost of deposits has benefitted from the increase in core deposit accounts and the reduction in high-cost time deposits. The Bank’s cost of borrowing has benefitted from the repayment of high-cost subordinated debt. The Bank’s ATM cash asset ($42.0 million at December 31, 2007) continues to affect the Bank’s NIM, since income associated with those cash balances are recorded in fee income instead of interest income. Had income (and corresponding average balances) earned on that asset been included in the Company’s NIM calculation in the fourth quarter of 2007 and 2006, the NIM would have been 3.16% and 3.03%, respectively.
Non-interest income increased by $3.2 million, to $2.0 million in the 2007 fourth quarter from a loss of $1.2 million in the fourth quarter of 2006, a quarter that included two non-recurring losses totaling $2.9 million. Excluding those one-time items (related to a residential loan portfolio restructuring and branch sale/leaseback), non-interest income increased by $311,000 or 18.8%. The increase was principally due to increased residential mortgage loan sale gains (excluding the one-time loan restructuring), loan fee income, a gain on trading assets, and the second installment on the sale of the CSSI customer list, which occurred in May 2007.
The Company’s operating expenses increased by $287,000 or 4.8% in the fourth quarter of 2007, compared to the fourth quarter of 2006. The largest contributor to this change is a $441,000 increase in salaries and benefits, due primarily to increases in commercial and retail business development staff, the costs of staffing the new Watertown branch location, and increases in retirement costs and health benefits. Occupancy costs increased by $208,000, due primarily to the onset of rental expense in the sale/leaseback transaction and the new branch location. Offsetting these increases, in part, were savings realized in professional fees ($117,000), marketing costs ($131,000), and other general and administrative costs ($140,000), and a decrease in intangible asset amortization ($49,000).
Certain statements herein constitute “forward-looking statements” and actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Benjamin Franklin Bancorp is engaged and changes in the securities market. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

BENJAMIN FRANKLIN BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31,	December 31,
	2007	2006
	(Unaudited)	(Audited)
ASSETS

Cash and due from banks	$12,226	$16,115
Cash supplied to ATM customers	42,002	39,732
Short-term investments	10,363	16,748

Total cash and cash equivalents	64,591	72,595

Securities available for sale, at fair value	156,761	126,982
Securities held to maturity, at amortized cost	—	31
Restricted equity securities, at cost	11,591	10,951

Total securities	168,352	137,964

Loans
Residential real estate	188,654	212,910
Commercial real estate	168,649	159,322
Construction	55,763	68,877
Commercial business	159,233	101,055
Consumer	40,436	39,656

Total loans, gross	612,735	581,820
Allowance for loan losses	(5,789)	(5,337)

Loans, net	606,946	576,483

Loans held for sale, net	—	63,730
Premises and equipment, net	5,410	5,202
Accrued interest receivable	3,648	3,480
Bank-owned life insurance	10,700	10,298
Goodwill	33,763	33,763
Other intangible assets	2,474	3,069
Other assets	7,394	7,538

	$903,278	$914,122

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:
Regular savings accounts	$79,167	$81,569
Money market accounts	110,544	93,988
NOW accounts	52,000	28,606
Demand deposit accounts	113,023	120,966
Time deposit accounts	262,634	308,050

Total deposits	617,368	633,179

Short-term borrowings	2,500	10,000
Long-term debt	162,784	148,969
Deferred gain on sale of premises	3,531	3,783
Other liabilities	9,651	8,786

Total liabilities	795,834	804,717

Common stock, no par value; 75,000,000 shares authorized; 8,045,747 shares issued and 7,857,827 shares outstanding at December 31, 2007; 8,468,137 shares issued and 8,249,802 shares outstanding at December 31, 2006

Additional paid-in capital	77,608	82,909
Retained earnings	38,515	36,634
Unearned compensation	(7,332)	(7,938)
Accumulated other comprehensive loss	(1,347)	(2,200)

Total stockholders’ equity	107,444	109,405

	$903,278	$914,122

BENJAMIN FRANKLIN BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)	(Audited)
Interest and dividend income:
Loans, including fees	$9,909	$9,978	$39,182	$37,676
Debt securities	1,889	1,339	7,432	5,374
Dividends	196	163	707	551
Short-term investments	207	122	852	658

Total interest and dividend income	12,201	11,602	48,173	44,259
Interest expense:
Interest on deposits	4,153	4,218	16,985	14,547
Interest on borrowings	2,007	1,798	7,503	6,316

Total interest expense	6,160	6,016	24,488	20,863

Net interest income	6,041	5,586	23,685	23,396

Provision (credit) for loan losses	165	(169)	634	201

Net interest income, after provision for loan losses	5,876	5,755	23,051	23,195

Other income:
ATM servicing fees	552	813	2,534	3,059
Deposit service fees	394	383	1,487	1,428
Other loan-related fees	165	105	935	487
Gain(loss) on sale of loans, net	166	(2,278)	680	(2,030)
Gain on sale of securities	38	—	38	10
Security impairment writedown	—	—	—	(35)
Gain (loss) on sale of bank-owned premises, net	73	(495)	450	(495)
Gain on trading assets	126	—	264	—
Gain on sale of CSSI customer list	103	—	203	—
Income from bank-owned life insurance	102	98	402	347
Miscellaneous	246	172	817	753

Total other income (loss)	1,965	(1,202)	7,810	3,524

Operating expenses:
Salaries and employee benefits	3,614	3,173	14,687	11,682
Occupancy and equipment	869	661	3,456	2,631
Data processing	607	532	2,411	1,945
Professional fees	208	325	859	1,289
Marketing and advertising	123	254	611	778
Amortization of intangible assets	183	232	803	1,064
Other general and administrative	622	762	2,860	2,948

Total operating expenses	6,226	5,939	25,687	22,337

Income (loss) before income taxes	1,615	(1,386)	5,174	4,382
Provision (benefit) for income taxes	465	(2,430)	1,532	(358)

Net income	$1,150	$1,044	$3,642	$4,740

Weighted-average shares outstanding:
Basic	7,477,366	7,807,439	7,644,470	7,949,042
Diluted	7,534,520	7,820,633	7,686,543	7,953,739

Earnings per share:
Basic	$0.15	$0.13	$0.48	$0.60
Diluted	$0.15	$0.13	$0.47	$0.60

BENJAMIN FRANKLIN BANCORP, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS AND OTHER DATA
(Dollars in thousands, except share and per share data)

	At or For the Three Months		At or For the Twelve Months
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Financial Highlights:
Net interest income	$6,041	$5,586	$23,685	$23,396
Net income	$1,150	$1,044	$3,642	$4,740
Weighted average shares outstanding:
Basic	7,462,479	7,807,439	7,640,748	7,949,042
Diluted	7,519,633	7,820,663	7,682,821	7,953,739
Earnings per share:
Basic	$0.15	$0.13	$0.48	$0.60
Diluted	$0.15	$0.13	$0.47	$0.60
Shareholders’ equity — end of period	$107,444	$109,405
Book value per share — end of period	$13.67	$13.26
Tangible book value per share — end of period	$9.06	$8.80

Ratios and Other Information:
Return on average assets	0.50%	0.46%	0.40%	0.53%
Return on average equity	4.26%	3.80%	3.36%	4.35%
Net interest rate spread (1)	2.51%	2.14%	2.40%	2.45%
Net interest margin (2)	3.04%	2.80%	3.00%	3.01%
Efficiency ratio (3)	76.94%	79.74%	80.13%	72.19%
Non-interest expense to average total assets	2.72%	2.60%	2.84%	2.50%
Average interest-earning assets to average interest-bearing liabilities	116.71%	118.95%	118.34%	120.06%

At period end:
Non-performing assets to total assets	0.18%	0.17%
Non-performing loans to total loans	0.26%	0.27%
Allowance for loan losses to total loans	0.94%	0.92%

Equity to total assets	11.89%	11.97%
Tier 1 leverage capital ratio	8.29%	9.62%
Total risk-based capital ratio	12.26%	14.43%

Number of full service offices	11	10

(1)	The net interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.

(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.

(3)	The efficiency ratio represents non-interest expense minus expenses related to the amortization of intangible assets, divided by the sum of net interest income (before the loan loss provision) plus non-interest income (excluding nonrecurring net gains (losses) on sale of bank assets).

BENJAMIN FRANKLIN BANCORP, INC. AND SUBSIDIARY
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (Unaudited)

	Three Months Ended December 31,
	2007			2006
	Average			Average
	Outstanding			Outstanding
	Balance	Interest	Yield/Rate(1)	Balance	Interest	Yield/Rate(1)
Interest-earning assets:
Loans	$606,145	$9,909	6.44%	$643,454	$9,978	6.12%
Securities	163,495	2,085	5.10%	138,413	1,502	3.87%
Short-term investments	19,147	207	4.23%	10,005	122	4.76%

Total interest-earning assets	788,787	12,201	6.11%	791,872	11,602	5.71%
Non-interest-earning assets	119,896			112,715

Total assets	$908,683			$904,587

Interest-bearing liabilities:
Savings accounts	$79,769	91	0.45%	$83,384	104	0.50%
Money market accounts	117,669	750	2.53%	93,725	571	2.42%
NOW accounts	48,536	301	2.46%	27,284	45	0.65%
Certificates of deposit	267,736	3,011	4.46%	310,976	3,498	4.46%

Total deposits	513,710	4,153	3.21%	515,369	4,218	3.25%
Borrowings	162,132	2,007	4.84%	150,339	1,798	4.68%

Total interest-bearing liabilities	675,842	6,160	3.60%	665,708	6,016	3.57%
Non-interest bearing liabilities	125,766			129,846

Total liabilities	801,608			795,554
Equity	107,075			109,033

Total liabilities and equity	$908,683			$904,587

Net interest income		$6,041			$5,586

Net interest rate spread (2)			2.51%			2.14%
Net interest-earning assets (3)	$112,945			$126,164

Net interest margin (4)			3.04%			2.80%
Average interest-earning assets to interest-bearing liabilities			116.71%			118.95%

(1)	Yields and rates for the three months ended December 31, 2007 and 2006 are annualized.

(2)	Net interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.

(3)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

BENJAMIN FRANKLIN BANCORP, INC. AND SUBSIDIARY
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (Unaudited)

	Twelve Months Ended December 31,
	2007			2006
	Average			Average
	Outstanding			Outstanding
	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate
Interest-earning assets:
Loans	$608,811	$39,182	6.38%	$626,715	$37,676	5.97%
Securities	162,349	8,139	5.01%	137,765	5,925	4.30%
Short-term investments	17,861	852	4.70%	13,906	658	4.66%

Total interest-earning assets	789,021	48,173	6.06%	778,386	44,259	5.65%
Non-interest-earning assets	116,246			113,930

Total assets	$905,267			$892,316

Interest-bearing liabilities:
Savings accounts	$81,691	397	0.49%	$91,201	456	0.50%
Money market accounts	109,123	2,917	2.67%	100,741	2,299	2.28%
NOW accounts	40,607	922	2.27%	27,155	75	0.27%
Certificates of deposit	281,138	12,749	4.53%	288,969	11,717	4.05%

Total deposits	512,559	16,985	3.31%	508,066	14,547	2.86%
Borrowings	154,206	7,503	4.80%	140,281	6,316	4.44%

Total interest-bearing liabilities	666,765	24,488	3.66%	648,347	20,863	3.20%
Non-interest bearing liabilities	130,067			135,082

Total liabilities	796,832			783,429
Equity	108,435			108,887

Total liabilities and equity	$905,267			$892,316

Net interest income		$23,685			$23,396

Net interest rate spread (1)			2.40%			2.45%
Net interest-earning assets (2)	$122,256			$130,039

Net interest margin (3)			3.00%			3.01%
Average interest-earning assets to interest-bearing liabilities			118.34%			120.06%

(1)	Net interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.

(2)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

Reconciliation of Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude significant gains or losses that are expected to be non-recurring and to exclude the effects of amortization of intangible assets (in the case of the efficiency ratio). Because these items and their impact on the Company’s performance are difficult to predict, management believes that presentations of financial measures excluding the impact of these items provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	Three months ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006

Efficiency ratio based on GAAP numbers	77.77%	135.47%	81.56%	82.98%
Effect of amortization of intangible assets	(2.33)	(3.24)	(2.59)	(3.61)
Effect of net gain/(loss/write-down) on non-recurring sales of bank assets	1.50	(52.49)	1.16	(7.18)

Efficiency ratio — Reported	76.94%	79.74%	80.13%	72.19%